RESIGNATION AGREEMENT AND RELEASE

The following is an agreement ("Agreement") between Thomas J. Elder (“Elder”) and The Exchange Bank, an Ohio state-chartered bank with its principal place of business located in Luckey, Ohio and a wholly-owned subsidiary of Exchange Bancshares, Inc. (the “Bank”) regarding Elder's  resignation from employment.

In consideration of the mutual promises contained in this Agreement, the Bank and Elder agree as follows:

1.

The Amended and Restated Employment Agreement between the parties dated June 17, 2002 (the “Employment Agreement”) is hereby terminated pursuant to Section 7 of the Employment Agreement.

2.

Elder has resigned from employment with the Bank and as a director of the Exchange Bancshares, Inc., effective October 31, 2002. (the “Resignation Date”).

3.

By November 8, 2002, the Bank will pay Elder all salary due through his Resignation Date equal to $4,576.92, less all applicable wage withholdings, and will also pay him in a lump sum 14 days of earned and accrued, banked and/or carryover vacation pay due as of the Resignation Date equal to $4,917, less all applicable wage withholdings.  The Bank will reimburse Elder for expenses incurred on behalf of the Bank prior to November 1, 2002 within 7 days of receipt of a request and proper documentation therefor.

4.

Bank’s Obligations.

(a)

The Bank will pay to Elder immediately upon the expiration of 7 days from the execution hereof, the sum of $35,417.00 less all applicable wage withholdings in exchange for his release of claims herein.

(b)

Provided Elder elects to continue his health insurance coverage under COBRA following the Resignation Date, the Bank will reimburse him for his premium payments until the earlier of the date he is eligible to participate in alternate health insurance coverage or April 30, 2003.  Elder will be reimbursed within 7 days of the Bank’s receipt of evidence of Elder’s payment of each of the premiums.  The Bank will pay Elder an amount equal to his 401(k) match for 2002, grossed up for taxes.

(c)

The Bank will allow Elder to purchase the automobile currently in his possession at its fair market value should he desire to do so.  In the event he declines to do so, the Bank will permit him continued use of the automobile through December 31, 2002.

(d)

The Bank will provide outplacement services of its selection to Elder for up to six months, and will provide him with a favorable letter of  reference which is acceptable to the Bank and permissible under statutory and regulatory guidelines.

(e)

The Bank will permit Elder to review and have input into any public announcements associated with his resignation, the final version and subsequent disclosure of which must comply with all statutory and regulatory requirements.

 (f)

The Bank will reimburse Elder, within 7 days of receipt of a written request, for reasonable attorneys' fees incurred in connection with his resignation and the preparation of this Agreement up to a maximum of $2500.

(g)

The Bank and any of its officers, directors or employees, by speech or actions, will not disparage Elder.

5.

Elder's Obligations.

(a)

Elder will  resign from the boards of directors of Exchange Bancshares, Inc. and the Bank, which shall be evidenced through a written resignation dated as of the Resignation Date.

(b)

Elder will transfer his responsibilities in an appropriate manner and take such actions as are necessary to assure a smooth transition.

(c)

Elder will not represent or bind the Bank or enter into any agreement on behalf of the Bank at any time after the Resignation Date.

(d)

Elder will  return to the Bank within five (5) days of the Resignation Date all Bank property and materials, including but not limited to all Bank credit cards, keys, identification cards, files, computer hardware, computer software discs or other media computer files, books, documents, records and memoranda, and repay all cash advances and file a final expense report if he has any unreimbursed expenses or outstanding advances.

(e)

 Elder will not use or disclose, directly or indirectly, to anyone not connected with the Bank any confidential, commercial or financial information, or trade or business secrets obtained during the term of employment, nor make copies of any memoranda, books, records, customer lists, price lists or other documents (whether on computer or not) for use outside the Bank, nor will Elder by speech or actions disparage the Bank or any of its officers, directors, employees or shareholders.

(f)

Elder will reasonably cooperate and assist the Bank with any investigations, litigation matters or agency proceedings for which his testimony or cooperation is requested.

6.

Mutual Release.  In exchange for the payments and benefits identified in this Agreement, which Elder acknowledges are in addition to anything of value to which he is already entitled, Elder hereby releases, settles and forever discharges the Bank, its parent, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Bank, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which he ever had or may now have against the Bank or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Elder's employment with the Bank and his resignation from that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”); provided, however, that Elder shall be entitled to receive any ERISA benefits that have accrued to him up to the Separation Date, the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all other federal, state and local laws, except that this release shall not affect any rights of Elder for benefits payable under any Social Security, worker’s compensation or unemployment laws.   The Bank hereby releases, settles and forever discharges the Elder from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which the Bank ever had or may have against Elder, with the exception of any and all claims arising out of or related in any way to intentional acts.

7.

Waiver and Release Under ADEA and OWBPA. Elder further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Elder acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he was advised in writing to consult and has consulted  with an attorney prior to executing this Agreement.

8.

It is understood and agreed that for purposes of this Agreement, the term “Bank” as used herein, shall include not only The Exchange Bank, but also all of its direct or indirect subsidiaries, parent company or affiliated companies, and all officers, directors, and employees of any of the foregoing.

9.

This Agreement shall bind the Elder's heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.

10.

This Agreement shall not be construed as an admission by the Bank or Elder of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Bank and Elder specifically disclaim any wrongdoing whatsoever on the part of themselves, their  representatives or agents.

11.

Except in the event of death of Elder, neither this Agreement, nor any right or interest hereunder, shall be assignable by Elder, his  beneficiaries or legal representatives without the prior written consent of an officer of the Bank.

12.

This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings between the parties. The terms of this Agreement may not be modified other than in a writing signed by the parties.

13.

This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. The parties agree that any action relating in any manner to this Agreement or to Elder's relationship with the Bank must be pursued in federal or state court located in Wood County, Ohio, and the parties specifically consent and submit to the jurisdiction of the courts in Wood County, Ohio.

14.

If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.

15.

Elder acknowledges that he understands that he has twenty-one (21) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within seven (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.

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TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE 21-DAY CONSIDERATION PERIOD AND CONSULT YOUR ATTORNEY.

IN WITNESS WHEREOF, the Bank hereby offers this Agreement to Elder on this 5th day of November.

THE EXCHANGE BANK

By:  /s/ Jeffery A. Robb

Name:  Jeffery A. Robb

Title:  President/CEO

ACCEPTANCE

I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 5th  day of November, 2002.

WITNESS:

/s/ Mary N. Schlatter

/s/ Thomas J. Elder

Thomas J. Elder

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RESIGNATION

I, Thomas J. Elder, do, as of the date hereof, hereby resign from the position of President and Chief Executive Officer of The Exchange Bank and from the Boards of Directors of Exchange Bancshares, Inc. and The Exchange Bank, Luckey, Ohio.

/s/ Thomas J. Elder

Date:  October 31, 2002

Thomas J. Elder

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